UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2009

MTM Technologies, Inc.
(Exact name of registrant as specified in its charter)

New York	0-22122	13-3354896
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

1200 High Ridge Road, Stamford, Connecticut 06905
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 975-3700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

     On March 3, 2009, MTM Technologies, Inc. (the “Company”), FirstMark III, L.P. (“FirstMark III”), FirstMark III Offshore Partners, L.P. (together with FirstMark III, “FirstMark”), Constellation Venture Capital II, L.P. (“Constellation Ventures”), Constellation Venture Capital Offshore II, L.P. (“Constellation Offshore”), The BSC Employee Fund VI, L.P. (“BSC”) and CVC II Partners, LLC (together with Constellation Ventures, Constellation Offshore and BSC, “Constellation”) entered into Amendment No. 6 (“Amendment No. 6”) to the Amended and Restated Registration Rights Agreement dated December 10, 2004, as amended, among the Company, Steven Rothman, Howard Pavony, FirstMark and Constellation (the “Registration Rights Agreement”) to provide certain registration and other rights with respect to warrants to purchase preferred stock issued to FirstMark and Constellation since the prior amendment to the Registration Rights Agreement.

     FirstMark currently owns approximately 57% of the Company’s voting stock and has the right to acquire up to 62% of the Company’s voting stock. Gerald A. Poch and Sterling Phillips are members of the Company’s Board of Directors and are also affiliated with FirstMark. Constellation currently owns approximately 15% of the Company’s voting stock and has the right to acquire up to 15% of the Company’s Voting Stock. Thomas Wasserman is a member of the Company’s Board of Directors and is also affiliated with Constellation.

     Amendment No. 6 is filed herewith as Exhibit 10.1. The foregoing description of Amendment No. 6 does not purport to be complete, and is qualified in its entirety by reference to the full text of such document, which is incorporated by reference herein.

Item 5.03      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On March 6, 2009, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to its Restated Certificate of Incorporation with the Secretary of State of the State of New York. The effective date of the Certificate of Amendment was March 5, 2009.

     Under the Company’s Restated Certificate of Incorporation, the Company’s Board of Directors is authorized to divide up to 7,720,000 shares of Preferred Stock that are not designated as Series A Preferred Stock from time to time into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations or restrictions for the shares of such series. Pursuant to such authority, the Board of Directors and the Independent Committee of the Board of Directors approved the amendment of the Company’s Restated Certificate of Incorporation to (i) authorize the Company to issue in lieu of cash dividends to the holders of its Series A Preferred Stock payment of the dividend due on November 21, 2009 in shares of applicable Series A Preferred Stock, (ii) increase the number of shares of its Series A Preferred Stock from 39,300,000 to 44,750,000 to (iii) increase the authorized number of shares of its Series A Preferred Stock as follows: Series A Preferred Stock designated as Series A-4 Preferred Stock from 9,150,000 to 9,750,000, Series A Preferred Stock designated as Series A-7 Preferred Stock from 4,500,000 to 4,900,000, Series A Preferred Stock designated as Series A-8 Preferred Stock from 800,000 to 900,000, and Series A Preferred Stock designated as Series A-9

Preferred Stock from 830,000 to 1,200,000, (iv) amend the authorized number of shares of its preferred stock, par value $0.001 per share, designated as preferred shares that the Corporation’s Board of Directors may use to create one or more additional classes or series of preferred stock from 7,720,000 to 3,250,000 and (vi) add certain provisions relating to the designation, relative rights, preferences and limitations of a Series A-10 Preferred Stock, a Series A-11 Preferred Stock, and a Series A-12 Preferred Stock.

     FirstMark and Constellation, constituting all of the holders of the Series A Preferred Stock (i) waived their rights to receive cash dividends on May 21, 2009 and November 21, 2009, (ii) agreed to receive payment of such dividends in shares of Preferred Stock valued at the applicable Series A Purchased Shares Purchase Price per share and (iii) pursuant to Section B(3)(a)(ii) of Article Fourth of the Restated Certificate of Incorporation of the Corporation, consented to and approved the form of the Certificate of Amendment.

     The Certificate of Amendment is filed herewith as Exhibit 3.1. The foregoing description of the Certificate of Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of such document, which is incorporated by reference herein.

Item 9.01      Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit 3.1	Certificate of Amendment to Restated Certificate of Incorporation.

Exhibit 10.1	Amendment No. 6 to Registration Rights Agreement.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MTM TECHNOLOGIES, INC.
(Registrant)

March 6, 2009	By:	/s/ J. W. Braukman, III
J. W. Braukman, III
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit

Exhibit 3.1	Certificate of Amendment to Restated Certificate of Incorporation.

Exhibit 10.1	Amendment No. 6 to Registration Rights Agreement.